Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 10, 2012

KAPSTONE RECORDS $63.6 MILLION TAX BENEFIT IN Q4 2011

UPON FINALIZATION OF IRS EXAM

Northbrook, IL — January 10, 2012 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) announced that the Internal Revenue Service (“IRS”)  has notified the company that the Joint Committee on Taxation approved KapStone’s 2007-2009 examination reports as filed.   As a result of the finalization of the IRS examination, KapStone will reverse in the fourth quarter $63.6 million of gross unrecognized tax benefits and related accrued interest expense related to the company’s position on alternative fuel mixture tax credits.

Upon reversal of this liability, KapStone’s net income and diluted earnings per share for the fourth quarter of 2011 will reflect an increase of $63.6 million and $1.34, respectively.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard and shipping containers.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, North Charleston, SC, and Cowpens, SC, fourteen converting locations in the East and Midwest, and a lumber mill in Summerville, SC. The business employs approximately 2,700 people.

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